EXHIBIT 99.1

	FOR:	Consolidated Graphics, Inc.

	CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977
For Immediate Release
Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600
CONSOLIDATED GRAPHICS ANNOUNCES RECORD QUARTERLY RESULTS
— Second Quarter Diluted Earnings Per Share up 48% to $.98 —
— Third Quarter Diluted Earnings Per Share Projected to be up 45% to $1.03 —
HOUSTON, TEXAS — November 1, 2006 — Consolidated Graphics, Inc. (NYSE: CGX) today announced financial results for its second quarter ended September 30, 2006.
Revenue for the September quarter was $234.2 million, up 6% compared to $221.0 million a year ago. Net income for the September quarter was $13.7 million compared to net income of $9.3 million a year ago, resulting in a 48% increase in diluted earnings per share to a record $.98 from $.66 a year ago.
For the six months ended September 30, 2006, total revenue was $472.7 million, up 10% compared to $430.9 million for the same period a year ago. Net income for the first six months of this year was $27.4 million compared to net income of $18.1 million a year ago, resulting in a 54% increase in diluted earnings per share to $1.96 from $1.27 a year ago.
Commenting on the results, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics stated, “We continue to capitalize on our many strategic advantages to grow sales and profits. I am particularly pleased with our 38% increase in operating margins to 10.2% in the September quarter, up from 7.4% last year and 9.4% in the June quarter, which reflects our ability to leverage sales growth as well as incremental purchasing and operating efficiencies. I am also pleased with our revenue growth of 6% in the September quarter and 10% year-to-date, which reflects strong contributions from our strategic sales initiatives and previously completed acquisitions.”
Mr. Davis continued, “We have a strong balance sheet supporting our growth strategies, including acquisitions. Our acquisition pipeline has grown to opportunities totaling $500 million in annual revenues in addition to the two companies currently under letters of intent. Our strong balance sheet also enables the execution of our share repurchase program pursuant to which we acquired 276,800 shares for $14.7 million in the September quarter.”
Mr. Davis concluded, “I expect the momentum from our revenue and profit growth initiatives to continue and drive more record results. For the December quarter, we project a 45%
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CONSOLIDATED GRAPHICS REPORTS RECORD SECOND QUARTER 2007 PAGE -2-
FINANCIAL RESULTS
increase in diluted earnings per share to $1.03 on an 8% increase in revenues to $244 million, with each representing a projected quarterly record for Consolidated Graphics.”
Consolidated Graphics will host a conference call today, November 1, 2006, at 11:00 a.m. Eastern Time, to discuss its second quarter ended September 30, 2006 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live Web cast at the Company’s homepage, www.cgx.com.
Consolidated Graphics, Inc. is the nation’s leading commercial sheetfed, web and digital printing company with a coast-to-coast presence spanning 26 states. Consolidated Graphics produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at http://www.cgx.com.
This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.
(Table to follow)

CONSOLIDATED GRAPHICS REPORTS RECORD SECOND QUARTER 2007 PAGE -3-
FINANCIAL RESULTS
CONSOLIDATED GRAPHICS, INC.
Consolidated Income Statements
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sales	$234,236	$220,993	$472,661	$430,908
Cost of Sales	171,780	166,928	346,200	325,040

Gross Profit	62,456	54,065	126,461	105,868
Selling Expenses	23,543	22,513	47,900	44,543
General and Administrative Expenses	15,013	15,104	32,228	29,463

Operating Income	23,900	16,448	46,333	31,862
Interest Expense, net	1,783	1,426	3,168	2,790

Income before Taxes	22,117	15,022	43,165	29,072
Income Taxes	8,427	5,689	15,745	11,010

Net Income	$13,690	$9,333	$27,420	$18,062

Earnings Per Share
Basic	$1.01	$.68	$2.01	$1.31
Diluted	$.98	$.66	$1.96	$1.27
Weighted Average Shares Outstanding
Basic	13,513	13,754	13,609	13,761
Diluted	13,966	14,166	13,984	14,197
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